Exhibit 99.1

Rosetta Stone Inc. Reports Fourth Quarter and Full Year 2018 Results

Q4 2018 Revenue stable vs. prior year for first quarter since 2014, led by Lexia revenue growth of 20%

ARLINGTON, VA — March 6, 2019— Rosetta Stone Inc. (NYSE:RST), a world leader in technology-based learning solutions, today announced financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter 2018 Highlights

•	Revenue at Lexia Learning ("Lexia"), the Company's Literacy segment, increased 20% year-over-year to a record high $14.5 million.
•

Revenue within the Consumer Language segment declined 13% year-over-year to $15.5 million. The expected revenue decline reflects the transition to a full subscription model in which revenue is recognized ratably over the subscription period, which was completed in the first quarter 2018. Consumer Lifetime Value (“LTV”) added was $58.9 million in the full year 2018, an increase of 6% from the year-ago period.

•	Revenue within the Enterprise & Education (“E&E”) Language segment decreased 3% year-over-year to $14.6 million, the lowest year-over-year decline in 6 quarters.
•	Total operating expenses increased 1% year-over-year, to $39.2 million.
•	At December 31, 2018 the Company had zero debt outstanding and cash and cash equivalents totaled $38.1 million.

“2018 was a transformative year for Rosetta Stone, marked by exceptional growth in our Literacy business, re-imaged products in our Language business and the completion of the transition of our company to subscription sales,” said John Hass, Chairman and Chief Executive Officer.  “The result is a more balanced, and better positioned Rosetta Stone, with a future clearly focused on leveraging our two biggest assets - our growing presence in U.S. K12 schools and our iconic brand.”

Mr. Hass continued, “The fourth quarter of 2018 was the inflection point we have been working towards. As we look ahead, we are excited to continue our transformation into a global leader in digital learning solutions that served over five million paid learners in 2018.  We expect our focus will result in a company with accelerating growth and expanding margins that will become more apparent as we move through 2019.”

Fourth Quarter 2018 Review

Revenue: Total revenue in the fourth quarter was $44.6 million, compared to $44.8 million in the fourth quarter 2017, as growth in the Company’s Literacy Segment was offset by a decline in the Company’s Consumer Language segment, largely the result of the transition from perpetual product sales to subscription-based sales. Revenue before Fit Brains, which was decommissioned mid-2018, grew slightly year-over-year in the fourth quarter for the first time since 2014.

Revenue at Lexia increased 20% year-over-year to $14.5 million. Lexia's sustained revenue growth reflects strong demand for its product portfolio, high retention rates, and increased effectiveness of the Company's direct sales force. Literacy bookings grew 13% over the prior year period reflecting a consistently high renewal rate of 100% in the current period. It also reflected a continuing trend of both new and renewal bookings moving to the third calendar quarter which is the beginning of the school operating year.

E&E Language segment revenue decreased 3% year-over-year to $14.6 million.  E&E language bookings decreased $1.6 million, or 9% year-over-year, with lower bookings from our reseller channel.

Consumer Language segment revenue declined 13% year-over-year to $15.5 million. The decline was driven by the SaaS transition across all channels in the segment. Subscribers grew 32% year-over-year to 487,000 at December 31, 2018. Subscriber growth was largely driven by the inclusion of lower priced, shorter initial duration subscriptions in the Company’s portfolio. Subscriptions with a duration of one year or less totaled 44% of the subscription unit mix at the end of the fourth quarter 2018, up from 34% at the end of the same quarter last year.  Consumer Language bookings before prior-year SOURCENEXT and Fit Brains, which has been decommissioned, totaled $17.2 million in Q4 2018, down from $18.6 million in Q4 2017.

US$ thousands, except for percentages

	Three Months Ended December 31,
	2018	Mix %	2017	Mix %	% change
Revenue from:
Literacy	$14,472	32%	$12,040	27%	20%
E&E Language	14,594	33%	14,978	33%	(3)%
Consumer Language	15,508	35%	17,771	40%	(13)%
Total Revenue	$44,574	100%	$44,789	100%	(0)%

Net (Loss) Income:  In the fourth quarter 2018, the Company reported a net loss of $4.4 million, or $(0.19) per diluted share.  In the comparable period a year ago, the Company reported net income of $2.4 million, or $0.10 per diluted share.  Included in net income for the fourth quarter 2017 was a one-time, non-cash $5.5 million tax benefit associated with the Tax Cuts and Jobs Act.

Total operating expenses increased $0.3 million, or 1% year-over-year, to $39.2 million as increased investment in sales and marketing and research and development expenses were partially offset by declines in general and administrative expense.

Full Year 2018 Review

Revenue: Full year 2018 revenue totaled $173.6 million, down 6% from $184.6 million in 2017, as growth in the Company’s Lexia segment was more than offset by declines in the Company’s Consumer Language and E&E Language segments.

Revenue at Lexia totaled $52.8 million in 2018, up 21% from $43.6 million in 2017. Literacy bookings grew 23% over the prior year reflecting a consistently high renewal rate of 100% in 2018.

Revenue in the E&E Language segment totaled $60.4 million in 2018, down 7% compared to $65.3 million in 2017. The decrease reflects lower performance from non-strategic affiliate sales channels and a decline in K-12 education bookings.

Consumer Language segment revenue was down 20% to $60.5 million in 2018, compared to $75.7 million in 2017, reflecting both the shift to SaaS-based revenue in the DTC channel and lower unit sales in the retail channel following the conversion of various retail partners to sell the Company's subscriptions.  The percent of perpetual sales units in 2018 was 3%, compared to 46% last year. The percent of full year bookings recognized as revenue in the year declined to 46% in 2018, compared to 54% in 2017. Consumer Language bookings before prior-year SOURCENEXT and Fit Brains, which has been decommissioned, totaled $63.1 million for the full year 2018, down from $67.6 million in the prior year.

US$ thousands, except for percentages

	Twelve Months Ended December 31,
	2018	Mix %	2017	Mix %	% change
Revenue from:
Literacy	$52,766	30%	$43,608	24%	21%
E&E Language	60,376	35%	65,267	35%	(7)%
Consumer Language	60,492	35%	75,718	41%	(20)%
Total Revenue	$173,634	100%	$184,593	100%	(6)%

Net Loss:  Full year 2018 net loss totaled $21.5 million, or $(0.95) per diluted share, compared to a net loss of $1.5 million, or $(0.07) per diluted share in 2017. Included in the 2017 net loss was a one-time, non-cash $5.5 million tax benefit associated with the Tax Cuts and Jobs Act.

Total operating expenses increased $1.9 million, or 1%, to $157.3 million, as increased investment in sales and marketing and research and development were partially offset by declines in general and administrative expenses.

Balance Sheet: The Company had cash and cash equivalents of $38.1 million and zero debt at December 31, 2018. Deferred revenue totaled $162.9 million at December 31, 2018, compared to $151.3 million at December 31, 2017. Short-term deferred revenue, which will be recognized as revenue over the next 12 months, totaled $113.4 million, or approximately 70% of the total December 31, 2018 balance.

Free Cash Flow and Adjusted EBITDA: Free cash flow, a non-GAAP financial measure, was $5.5 million in the fourth quarter 2018, compared to $2.6 million in the same period a year ago. For the full year 2018, free cash flow was $6.4 million outflow compared to $6.0 million inflow for the full year 2017. Included in the full year 2017 free cash flow was $13.2 million received from the transaction with SOURCENEXT.

Adjusted EBITDA, a non-GAAP financial measure, was $0.7 million in the fourth quarter 2018, a decline of $0.9 million, compared to $1.6 million in the year-ago period. For the full year, Adjusted EBITDA was $0.2 million, compared to $13.3 million in 2017.

2019 Outlook

The Company is providing the following guidance for the full year ending December 31, 2019:

	Full Year 2018 Actual	Full Year 2019 Guidance
Revenue	$173.6	~$191.0
Literacy Revenue	$52.8	~63.0
Language Revenue	$120.8	~$128.0
GAAP Net Loss	$(21.5)	~$(15.0)
Adjusted EBITDA	$0.2	~$8.0
Operating Cash Flow[1]	$10.4	~$19.0
Capital Expenditures	$16.9	~$20.0
Ending Cash Balance[2]	$38.1	~$38.0

1 Includes approximately $4.5 million of SOURCENEXT cash receipts in 2018.

2 Assumes no debt.

Additionally, the Company is providing first quarter 2019 guidance for consolidated revenue of $43 to $44 million, GAAP net loss of $5 to $6 million, break-even Adjusted EBITDA, operating cash outflow of $19 million and capital expenditures of $5 million.  The first quarter represents the Company’s seasonal low point with 14% of the expected bookings for the year.  Revenue growth and operating profitability are expected to accelerate through 2019, in-line with seasonal bookings growth.

Earnings Conference Call

In conjunction with this announcement, Rosetta Stone will host a conference call today at 5:00 p.m. ET during which time there will be a discussion of the results and the business outlook. Investors may dial into the live conference call using 1-201-689-8470 (toll / international) or 1-877-407-9039 (toll-free). A live webcast will also be available in the investor relations section of the Company’s website at http://investors.rosettastone.com. A replay will be made available soon after the live conference call is completed and will remain available until midnight on March 13. Investors may dial into the replay using 1-412-317-6671 and passcode 13686922.

Caution on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by non-historical statements and often include words such as "outlook," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might," "aims," "intends," "projects," or similar words or phrases. These statements may include, but are not limited to, statements relating to: our business strategy; guidance or projections related to revenue, Adjusted EBITDA, sales, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. In addition, forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: the risk that we are unable to execute our business strategy; declining demand for our language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, risks and uncertainties that are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and those updated from time to time in our future reports filed with the Securities and Exchange Commission.

Non-GAAP Financial and Statistical Measures

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses, and this press release contains references to, the non-GAAP financial measures of financial performance listed below.

•

Bookings represents executed contracts received by the Company that are either recorded immediately as revenue or deferred revenue. Therefore, bookings is an operational metric and in any one period is equal to revenue plus the change in deferred revenue.

•

Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes "Other" items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

•	Free cash flow is cash flow from operating activities minus cash used in purchases of property and equipment.
•

Segment contribution is calculated as segment revenue less expenses directly incurred by or allocated to the segment. Direct segment expenses include costs and expenses that are directly incurred by or allocated to the segment and include materials costs, service costs, customer care and coaching costs, sales and marketing expenses, and bad debt expense. In addition to the previously referenced expenses, the Literacy segment includes direct research and development expenses and Combined Language includes shared research and development expenses, cost of revenue, and sales and marketing expenses applicable to the Consumer Language and E&E Language segments. Prior periods have been reclassified to reflect our current segment presentation and definition of segment contribution.

The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release or in the corresponding earnings presentation, which are posted on our website at www.rosettastone.com.

Management believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations, enabling a better understanding of the long-term performance of the Company’s business. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.

The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, or in corresponding earnings presentations, and not to rely on any single financial measure to evaluate the Company’s business. The Company’s non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.

In addition, this press release contains references to the following statistical measures:

•

North America Consumer DTC and Global App Sales LTV per Unit: The Lifetime Value per unit, or LTV per unit, is an operating metric calculated as the combined value of customers' initial purchases plus an estimate of future renewals based on the median renewal rates observed for recent renewals of similar products. The per unit metric is expressed as the weighted average LTV per unit of all products sold during a given period

•	LTV Added is the LTV per unit multiplied by total new unit sales net of returns.

About Rosetta Stone Inc.

Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The company's innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools and workplaces around the world.

Founded in 1992, Rosetta Stone's language division uses cloud-based solutions to help all types of learners read, write and speak more than 30 languages. Lexia Learning, Rosetta Stone's literacy education division, was founded more than 30 years ago and is a leader in the literacy education space. Today, Lexia helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.

For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investors:

Laura Bainbridge / Jason Terry

Addo Investor Relations

1-310-829-5400

IR@rosettastone.com

Media Contact:

Andrea Riggs

1-917-572-5555

ariggs@rosettastone.com

ROSETTA STONE INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	As of December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$38,092	$42,964
Restricted cash	82	72
Accounts receivable (net of allowance for doubtful accounts of $372 and $375, at December 31, 2018 and December 31, 2017, respectively)	21,950	24,517
Inventory	933	3,536
Deferred sales commissions	11,597	14,466
Prepaid expenses and other current assets	4,041	4,543
Total current assets	76,695	90,098
Deferred sales commissions	6,933	3,306
Property and equipment, net	36,405	30,649
Goodwill	49,239	49,857
Intangible assets, net	15,850	19,184
Other assets	2,136	1,661
Total assets	$187,258	$194,755
Liabilities and stockholders' (deficit) equity
Current liabilities:
Accounts payable	$8,938	$8,984
Accrued compensation	9,046	10,948
Income tax payable	328	384
Obligations under capital lease	450	450
Other current liabilities	13,475	16,454
Deferred revenue	113,378	110,670
Total current liabilities	145,615	147,890
Deferred revenue	49,507	40,593
Deferred income taxes	2,776	1,968
Obligations under capital lease	1,337	1,850
Other long-term liabilities	31	31
Total liabilities	199,266	192,332
Commitments and contingencies
Stockholders' (deficit) equity:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively)	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 24,426 and 23,783 shares issued, and 23,426 and 22,783 shares outstanding, at December 31, 2018 and December 31, 2017, respectively)	2	2
Additional paid-in capital	202,355	195,644
Treasury stock, at cost; 1,000 and 1,000 shares at December 31, 2018 and December 31, 2017, respectively)	(11,435)	(11,435)
Accumulated loss	(199,592)	(178,890)
Accumulated other comprehensive loss	(3,338)	(2,898)
Total stockholders' (deficit) equity	(12,008)	2,423
Total liabilities and stockholders' (deficit) equity	$187,258	$194,755

ROSETTA STONE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue:
Subscription and service	$43,983	$42,890	$170,685	$168,442
Product	591	1,899	2,949	16,151
Total revenue	44,574	44,789	173,634	184,593
Cost of revenue:
Cost of subscription and service revenue	9,174	6,991	32,010	26,082
Cost of product revenue	616	1,450	3,912	7,539
Total cost of revenue	9,790	8,441	35,922	33,621
Gross profit	34,784	36,348	137,712	150,972
Operating expenses
Sales and marketing	24,898	24,801	98,911	96,660
Research and development	6,420	5,604	25,210	24,747
General and administrative	7,844	8,412	33,210	34,066
Total operating expenses	39,162	38,817	157,331	155,473
Loss from operations	(4,378)	(2,469)	(19,619)	(4,501)
Other income and (expense):
Interest income	32	23	103	66
Interest expense	(67)	(108)	(313)	(491)
Other income and (expense)	295	60	165	881
Total other income and (expense)	260	(25)	(45)	456
Loss before income taxes	(4,118)	(2,494)	(19,664)	(4,045)
Income tax expense (benefit)	306	(4,860)	1,809	(2,499)
Net (loss) income	$(4,424)	$2,366	$(21,473)	$(1,546)
(Loss) earnings per share:
Basic	$(0.19)	$0.11	$(0.95)	$(0.07)
Diluted	$(0.19)	$0.10	$(0.95)	$(0.07)
Common shares and equivalents outstanding:
Basic weighted average shares	22,877	22,316	22,705	22,244
Diluted weighted average shares	22,877	23,248	22,705	22,244

ROSETTA STONE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(4,424)	$2,366	$(21,473)	$(1,546)
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Stock-based compensation expense	1,087	1,083	4,475	4,141
Gain on foreign currency transactions	(324)	(112)	(298)	(573)
Bad debt expense (recovery)	58	92	168	(51)
Depreciation and amortization	3,725	2,932	14,616	12,009
Deferred income tax expense (benefit)	355	(5,164)	792	(4,201)
Loss (gain) on disposal of equipment	9	(10)	21	(5)
Amortization of deferred financing costs	12	58	114	296
Loss from equity method investments	—	—	—	100
Gain on divestiture of subsidiary	—	—	—	(506)
Net change in:
Accounts receivable	10,533	5,226	2,219	7,584
Inventory	747	661	2,603	3,266
Deferred sales commissions	412	170	(781)	491
Prepaid expenses and other current assets	(500)	276	375	(604)
Income tax receivable or payable	337	(151)	(60)	(447)
Other assets	(118)	(522)	(525)	(455)
Accounts payable	40	319	4	(1,765)
Accrued compensation	(884)	(376)	(1,863)	69
Other current liabilities	1,084	51	(2,885)	(6,450)
Other long-term liabilities	—	(493)	—	(1,243)
Deferred revenue	(1,443)	242	12,941	8,850
Net cash provided by operating activities	10,706	6,648	10,443	18,960
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(5,189)	(4,041)	(16,889)	(12,944)
Proceeds from sale of fixed assets	—	10	17	12
Proceeds on divestiture of subsidiary	—	—	—	110
Net cash used in investing activities	(5,189)	(4,031)	(16,872)	(12,822)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	689	213	2,236	676
Payment of deferred financing costs	—	—	(4)	(232)
Payments under capital lease obligations	(105)	(109)	(441)	(562)
Net cash provided by (used in) financing activities	584	104	1,791	(118)
Increase (decrease) in cash, cash equivalents, and restricted cash	6,101	2,721	(4,638)	6,020
Effect of exchange rate changes in cash, cash equivalents, and restricted cash	176	119	(224)	419
Net increase (decrease) in cash, cash equivalents, and restricted cash	6,277	2,840	(4,862)	6,439
Cash, cash equivalents, and restricted cash—beginning of period	31,897	40,196	43,036	36,597
Cash, cash equivalents, and restricted cash—end of period	$38,174	$43,036	$38,174	$43,036

ROSETTA STONE INC.

Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
GAAP net (loss) income	$(4,424)	$2,366	$(21,473)	$(1,546)
Total other non-operating (income) and expense, net	(260)	25	45	(456)
Income tax expense (benefit)	306	(4,860)	1,809	(2,499)
Depreciation and amortization	3,725	2,932	14,616	12,009
Stock-based compensation expense	1,087	1,083	4,475	4,141
Restructuring expense	(3)	26	(3)	1,207
Strategy consulting expense	—	—	—	169
Other EBITDA adjustments	252	(7)	681	296
Adjusted EBITDA*	$683	$1,565	$150	$13,321

* Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes “Other” items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

ROSETTA STONE INC.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net cash provided by operating activities	$10,706	$6,648	$10,443	$18,960
Purchases of property and equipment	(5,189)	(4,041)	(16,889)	(12,944)
Free cash flow *	$5,517	$2,607	$(6,446)	$6,016

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.

Supplemental Information

(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended				Year Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Dec 31	Mar 31	Jun 30	Sep 30	Dec 31	Dec 31
	2017	2017	2017	2017	2017	2018	2018	2018	2018	2018
Revenue by Segment (in thousands, except percentages)

Literacy	10,170	10,370	11,028	12,040	43,608	12,384	12,695	13,215	14,472	52,766
E&E Language	16,500	17,260	16,529	14,978	65,267	15,436	15,356	14,990	14,594	60,376
Consumer Language	21,023	18,275	18,649	17,771	75,718	14,988	15,451	14,545	15,508	60,492
Total	47,693	45,905	46,206	44,789	184,593	42,808	43,502	42,750	44,574	173,634

YoY Growth (%)
Literacy	34%	30%	26%	23%	28%	22%	22%	20%	20%	21%
E&E Language	(10)%	(1)%	(10)%	(16)%	(9)%	(6)%	(11)%	(9)%	(3)%	(7)%
Consumer Language	(5)%	(10)%	(14)%	(26)%	(14)%	(29)%	(15)%	(22)%	(13)%	(20)%
Total	(1)%	—	(5)%	(13)%	(5)%	(10)%	(5)%	(7)%	(0)%	(6)%

% of Total Revenue
Literacy	21%	22%	24%	27%	24%	29%	29%	31%	32%	30%
E&E Language	35%	38%	36%	33%	35%	36%	35%	35%	33%	35%
Consumer Language	44%	40%	40%	40%	41%	35%	36%	34%	35%	35%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Revenues by Geography

United States	41,241	39,384	39,661	38,539	158,825	36,965	37,759	37,747	39,936	152,407
International	6,452	6,521	6,545	6,250	25,768	5,843	5,743	5,003	4,638	21,227
Total	47,693	45,905	46,206	44,789	184,593	42,808	43,502	42,750	44,574	173,634

Revenues by Geography (as a %)
United States	86%	86%	86%	86%	86%	86%	87%	88%	90%	88%
International	14%	14%	14%	14%	14%	14%	13%	12%	10%	12%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.